Exhibit 99.1

KRAFT FOODS INC. and SUBSIDIARIES

Consolidated Financial Statements as of
December 31, 2006 and 2005, and for Each of the
Three Years in the Period Ended December 31, 2006

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars)

	2006	2005
ASSETS
Cash and cash equivalents	$239	$316
Receivables (less allowances of $84 in 2006 and $92 in 2005)	3,869	3,385
Inventories:
Raw materials	1,389	1,363
Finished product	2,117	1,980
	3,506	3,343

Deferred income taxes	387	879
Other current assets	253	230
Total current assets	8,254	8,153

Property, plant and equipment, at cost:
Land and land improvements	389	388
Buildings and building equipment	3,657	3,551
Machinery and equipment	12,164	12,008
Construction in progress	840	651
	17,050	16,598

Less accumulated depreciation	7,357	6,781
	9,693	9,817

Goodwill	25,553	24,648
Other intangible assets, net	10,177	10,516

Prepaid pension assets	1,168	3,617

Other assets	729	877

TOTAL ASSETS	$55,574	$57,628

	2006	2005
LIABILITIES
Short-term borrowings	$1,715	$805
Current portion of long-term debt	1,418	1,268
Due to Altria Group, Inc. and affiliates	607	652
Accounts payable	2,602	2,270
Accrued liabilities:
Marketing	1,626	1,529
Employment costs	750	625
Other	1,604	1,338
Income taxes	151	237
Total current liabilities	10,473	8,724

Long-term debt	7,081	8,475
Deferred income taxes	3,930	6,067
Accrued pension costs	1,022	1,226
Accrued postretirement health care costs	3,014	1,931
Other liabilities	1,499	1,612
Total liabilities	27,019	28,035

Contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Class A common stock, no par value (555,000,000 shares issued in 2006 and 2005)
Class B common stock, no par value (1,180,000,000 shares issued and outstanding in 2006 and 2005)
Additional paid-in capital	23,626	23,835
Earnings reinvested in the business	11,128	9,453
Accumulated other comprehensive losses	(3,069)	(1,663)
	31,685	31,625

Less cost of repurchased stock (99,027,355 Class A shares in 2006 and 65,119,245 Class A shares in 2005)	(3,130)	(2,032)

Total shareholders’ equity	28,555	29,593

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,574	$57,628

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of EARNINGS
for the years ended December 31,

(in millions of dollars, except per share data)

	2006	2005	2004

Net revenues	$34,356	$34,113	$32,168

Cost of sales	21,940	21,845	20,281

Gross profit	12,416	12,268	11,887

Marketing, administration and research costs	7,249	7,135	6,658

Asset impairment and exit costs	1,002	479	603

Gain on redemption of United Biscuits investment	(251)

(Gains) losses on sales of businesses, net	(117)	(108)	3

Amortization of intangibles	7	10	11

Operating income	4,526	4,752	4,612

Interest and other debt expense, net	510	636	666

Earnings from continuing operations before income taxes and minority interest	4,016	4,116	3,946

Provision for income taxes	951	1,209	1,274

Earnings from continuing operations before minority interest	3,065	2,907	2,672

Minority interest in earnings from continuing operations, net	5	3	3

Earnings from continuing operations	3,060	2,904	2,669

Loss from discontinued operations, net of income taxes		(272)	(4)

Net earnings	$3,060	$2,632	$2,665

Per share data:
Basic earnings per share:
Continuing operations	$1.86	$1.72	$1.56
Discontinued operations		(0.16)
Net earnings	$1.86	$1.56	$1.56

Diluted earnings per share:
Continuing operations	$1.85	$1.72	$1.55
Discontinued operations		(0.17)
Net earnings	$1.85	$1.55	$1.55

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of SHAREHOLDERS’ EQUITY
(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Class
	A and B	Additional	Earnings	Currency			Cost of	Total
	Common	Paid-In	Reinvested in	Translation			Repurchased	Shareholders’
	Stock	Capital	the Business	Adjustments	Other	Total	Stock	Equity
Balances, January 1, 2004	$—	$23,704	$7,020	$(1,494)	$(298)	$(1,792)	$(402)	$28,530

Comprehensive earnings:
Net earnings			2,665					2,665
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				604		604		604
Additional minimum pension liability					(22)	(22)		(22)
Change in fair value of derivatives accounted for as hedges					5	5		5
Total other comprehensive earnings								587
Total comprehensive earnings								3,252
Exercise of stock options and issuance of other stock awards		58	(61)				152	149
Cash dividends declared ($0.77 per share)			(1,320)					(1,320)
Class A common stock repurchased							(700)	(700)
Balances, December 31, 2004	—	23,762	8,304	(890)	(315)	(1,205)	(950)	29,911

Comprehensive earnings:
Net earnings			2,632					2,632
Other comprehensive losses, net of income taxes:
Currency translation adjustments				(400)		(400)		(400)
Additional minimum pension liability					(48)	(48)		(48)
Change in fair value of derivatives accounted for as hedges					(10)	(10)		(10)
Total other comprehensive losses								(458)
Total comprehensive earnings								2,174
Exercise of stock options and issuance of other stock awards		52	(12)				118	158
Cash dividends declared ($0.87 per share)			(1,471)					(1,471)
Class A common stock repurchased							(1,200)	(1,200)
Other		21						21
Balances, December 31, 2005	—	23,835	9,453	(1,290)	(373)	(1,663)	(2,032)	29,593
Comprehensive earnings:
Net earnings			3,060					3,060
Other comprehensive earnings, net of income taxes:
Currency translation adjustments				567		567		567
Additional minimum pension liability					78	78		78
Total other comprehensive earnings								645
Total comprehensive earnings								3,705
Initial adoption of FASB Statement No. 158, net of income taxes (Note 15)					(2,051)	(2,051)		(2,051)
Exercise of stock options and issuance of other stock awards		(209)	202				152	145
Cash dividends declared ($0.96 per share)			(1,587)					(1,587)
Class A common stock repurchased							(1,250)	(1,250)
Balances, December 31, 2006	$—	$23,626	$11,128	$(723)	$(2,346)	$(3,069)	$(3,130)	$28,555

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS
for the years ended December 31,

(in millions of dollars)

	2006	2005	2004

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$3,060	$2,632	$2,665

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	891	879	879
Deferred income tax (benefit) provision	(168)	(408)	41
Gain on redemption of United Biscuits investment	(251)
(Gains) losses on sales of businesses, net	(117)	(108)	3
Integration costs, net of cash paid		(1)	(1)
Loss on sale of discontinued operations		32
Impairment loss on discontinued operations			107
Asset impairment and exit costs, net of cash paid	793	315	493
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(200)	65	23
Inventories	(149)	(42)	(65)
Accounts payable	256	74	152
Income taxes	(105)	(33)	(251)
Amounts due to Altria Group, Inc. and affiliates	(133)	273	74
Other working capital items	(197)	(432)	90
Change in pension assets and postretirement liabilities, net	(128)	(10)	(436)
Other	168	228	234
Net cash provided by operating activities	3,720	3,464	4,008

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,169)	(1,171)	(1,006)
Purchases of businesses, net of acquired cash			(137)
Proceeds from sales of businesses	946	1,668	18
Other	107	28	69
Net cash (used in) provided by investing activities	(116)	525	(1,056)

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)
for the years ended December 31,

(in millions of dollars)

	2006	2005	2004

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net issuance (repayment) of short-term borrowings	$343	$(1,005)	$(635)
Long-term debt proceeds	69	69	832
Long-term debt repaid	(1,324)	(775)	(842)
Increase (decrease) in amounts due to Altria Group, Inc. and affiliates	62	107	(585)
Repurchase of Class A common stock	(1,254)	(1,175)	(688)
Dividends paid	(1,562)	(1,437)	(1,280)
Other	(54)	265	(20)
Net cash used in financing activities	(3,720)	(3,951)	(3,218)

Effect of exchange rate changes on cash and cash equivalents	39	(4)	34

Cash and cash equivalents:

(Decrease) increase	(77)	34	(232)
Balance at beginning of year	316	282	514
Balance at end of year	$239	$316	$282

Cash paid:
Interest	$628	$679	$633
Income taxes	$1,560	$1,957	$1,610

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Background and Basis of Presentation:

Background:

Kraft Foods Inc. (“Kraft”) was incorporated in 2000 in the Commonwealth of Virginia.  Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the “Company”), is engaged in the manufacture and sale of packaged foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc.  On June 13, 2001, the Company completed an initial public offering (“IPO”) of 280,000,000 shares of its Class A common stock at a price of $31.00 per share.  At December 31, 2006, Altria Group, Inc. held 98.5% of the combined voting power of the Company’s outstanding capital stock and owned 89.0% of the outstanding shares of the Company’s capital stock.

As further discussed in Note 20. Subsequent Event, on January 31, 2007, Altria Group, Inc.’s Board of Directors approved a tax-free distribution to its stockholders of all of its interest in the Company.

In June 2005, the Company sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion.  The Company has reflected the results of its sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings.

In October 2005, the Company announced that, effective January 1, 2006, its Canadian business would be realigned to better integrate it into the Company’s North American business by product category.  Beginning in the first quarter of 2006, the operating results of the Canadian business were being reported throughout the North American food segments.  In addition, in the first quarter of 2006, the Company’s international businesses were realigned to reflect the reorganization announced within Europe in November 2005.  The two revised international segments, which are reflected in these consolidated financial statements and notes, are European Union; and Developing Markets, Oceania & North Asia, the latter to reflect the Company’s increased management focus on developing markets.  Accordingly, prior period segment results have been restated.

Basis of presentation:

The consolidated financial statements include Kraft, as well as its wholly-owned and majority-owned subsidiaries.  Investments in which the Company exercises significant influence (20% - 50% ownership interest) are accounted for under the equity method of accounting.  Investments in which the Company has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for by the cost method of accounting.  All intercompany transactions and balances between and among Kraft’s subsidiaries have been eliminated.  Transactions between any of the Company’s businesses and Altria Group, Inc. and its affiliates are included in these financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods.  Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes.  Actual results could differ from those estimates.

The Company’s operating subsidiaries generally report year-end results as of the Saturday closest to the end of each year.  This resulted in fifty-three weeks of operating results in the Company’s consolidated statement of earnings for the year ended December 31, 2005, versus fifty-two weeks for the years ended December 31, 2006 and 2004.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Classification of certain prior year balance sheet amounts related to pension plans have been reclassified to conform with the current year’s presentation.

Note 2.  Summary of Significant Accounting Policies:

Cash and cash equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets.  Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 40 years.

Definite life intangible assets are amortized over their estimated useful lives.  The Company is required to conduct an annual review of goodwill and intangible assets for potential impairment.  Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit.  If the carrying value exceeds the fair value, goodwill is considered impaired.  The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows.  Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset.  If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value.  During the first quarter of 2006, the Company completed its annual review of goodwill and intangible assets and recorded non-cash pre-tax charges of $24 million related to an intangible asset impairment for biscuits assets in Egypt and hot cereal assets in the United States.  Additionally, in 2006, as part of the sale of its pet snacks brand and assets, the Company recorded non-cash pre-tax asset impairment charges of $86 million, which included the write-off of a portion of the associated goodwill and intangible assets of $25 million and $55 million, respectively, as well as $6 million of asset write-downs.  In January 2007, the Company announced the sale of its hot cereal assets and trademarks.  In recognition of the anticipated sale, the Company recorded a pre-tax asset impairment charge of $69 million in 2006 for these assets, which included the write-off of a portion of the associated goodwill and intangible assets of $15 million and $52 million, respectively, as well as $2 million of asset write-downs.  During the first quarter of 2005, the Company completed its annual review of goodwill and intangible assets and no impairment charges resulted from this review.  However, as part of the sale of certain Canadian assets and two brands, the Company recorded total non-cash pre-tax asset impairment charges of $269 million in 2005, which included impairment of goodwill and intangible assets of $13 million and $118 million, respectively, as well as $138 million of asset write-downs.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2006 and 2005, goodwill by reportable segment was as follows (in millions):

	2006	2005

North America Beverages	$1,372	$1,372
North America Cheese & Foodservice	4,218	4,216
North America Convenient Meals	2,167	2,167
North America Grocery	3,058	3,058
North America Snacks & Cereals	8,696	8,990
European Union	5,004	3,858
Developing Markets, Oceania & North Asia	1,038	987
Total goodwill	$25,553	$24,648

Intangible assets at December 31, 2006 and 2005, were as follows (in millions):

	2006		2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Non-amortizable intangible assets	$10,150		$10,482
Amortizable intangible assets	94	$67	95	$61
Total intangible assets	$10,244	$67	$10,577	$61

Non-amortizable intangible assets consist substantially of brand names purchased through the Nabisco acquisition.  Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements.  Amortization expense for intangible assets was $7 million, $10 million and $11 million for the years ended December 31, 2006, 2005 and 2004, respectively.  Amortization expense for each of the next five years is currently estimated to be approximately $10 million or less.

The movement in goodwill and gross carrying amount of intangible assets is as follows:

	2006		2005
	Goodwill	Intangible Assets	Goodwill	Intangible Assets
	(in millions)

Balance at January 1	$24,648	$10,577	$25,177	$10,685
Changes due to:
Currency	454	1	(508)	10
Acquisitions	734	217
Divestitures	(196)	(356)	(18)
Asset impairment	(40)	(131)	(13)	(118)
Other	(47)	(64)	10
Balance at December 31	$25,553	$10,244	$24,648	$10,577

The increase in goodwill and intangible assets from acquisitions is related to preliminary allocations of purchase price for the Company’s acquisition of certain United Biscuits operations and Nabisco trademarks as discussed in Note 6. Acquisitions.  The allocations are based upon preliminary estimates and assumptions and are subject to revision when appraisals are finalized, which is expected to occur during the first half of 2007.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Environmental costs:

The Company is subject to laws and regulations relating to the protection of the environment.  The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated.  Such accruals are adjusted as new information develops or circumstances change.

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Foreign currency translation:

The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period.  Currency translation adjustments are recorded as a component of shareholders’ equity.  Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

The Company accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  Interpretation No. 45 requires the disclosure of certain guarantees and the recognition of a liability for the fair value of the obligation of qualifying guarantee activities.  See Note 18.  Contingencies for a further discussion of guarantees.

Hedging instruments:

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities.  Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction.  Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item.  Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets:

The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if an impairment exists.  For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable.  If an impairment is determined to exist, any related impairment loss is calculated based on fair value.  Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.  During 2006, the Company recorded non-cash pre-tax asset impairment charges of $245 million related to its Tassimo hot beverage business.  The charges are included in asset impairment and exit costs in the consolidated statement of earnings.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.”  The U.S. accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc.  Income taxes are generally computed on a separate company basis.  To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.’s consolidated federal income tax return, the benefit is recognized in the calculation of the Company’s provision for income taxes.  Based on the Company’s current estimate, this benefit is calculated to be approximately $195 million, $225 million and $70 million for the years ended December 31, 2006, 2005 and 2004, respectively.  The amounts in 2005 and 2006 include dividend repatriations and the impact of certain legal entity reorganizations.  The Company makes payments to, or is reimbursed by, Altria Group, Inc. for the tax effects resulting from its inclusion in Altria Group, Inc.’s consolidated federal income tax return, including current taxes payable and net changes in tax provisions.  The Company is assessing opportunities to mitigate the loss of tax benefits upon Altria Group, Inc.’s distribution of its Kraft shares, and currently estimates the annual amount of lost tax benefits to be in the range of $50 million to $75 million.  Significant judgment is required in determining income tax provisions and in evaluating tax positions.  The Company establishes additional provisions for income taxes when, despite the belief that existing tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities.  The Company evaluates and potentially adjusts these provisions in light of changing facts and circumstances.  The consolidated tax provision includes the impact of changes to accruals that are deemed necessary.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which will become effective for the Company on January 1, 2007.  The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.  The adoption of FIN 48 will result in an increase to shareholders’ equity as of January 1, 2007 of approximately $200 million to $225 million.

Inventories:

Inventories are stated at the lower of cost or market.  The last-in, first-out (“LIFO”) method is used to cost a majority of domestic inventories.  The cost of other inventories is principally determined by the average cost method.

The Company adopted the provisions of SFAS No. 151, “Inventory Costs” prospectively as of January 1, 2006.  SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges.  In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility.  The effect of adoption did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

Marketing costs:

The Company promotes its products with advertising, consumer incentives and trade promotions.  Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives.  Advertising costs are expensed as incurred.  Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.  For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue recognition:

The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers.  Shipping and handling costs are classified as part of cost of sales.

Software costs:

The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use.  Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service periods for awards expected to vest.  The fair value of restricted stock and rights to receive shares of stock is determined based on the number of shares granted and the market value at date of grant.  The fair value of stock options is determined using a modified Black-Scholes methodology.  The impact of adoption was not material.

The adoption of SFAS No. 123(R) resulted in a cumulative effect gain of $6 million, which is net of $3 million in taxes, in the consolidated statement of earnings for the year ended December 31, 2006.  This gain resulted from the impact of estimating future forfeitures on restricted stock and rights to receive shares of stock in the determination of periodic expense for unvested awards, rather than recording forfeitures only when they occur.  The gross cumulative effect was recorded in marketing, administration and research costs for the year ended December 31, 2006.

The Company previously applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and provided the pro forma disclosures required by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). No compensation expense for employee stock options was reflected in net earnings in 2005 and 2004, as all stock options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant.  Historical consolidated statements of earnings already include the compensation expense for restricted stock and rights to receive shares of stock.  The following table illustrates the effect on net earnings and earnings per share (“EPS”) if the Company had applied the fair value recognition provisions of SFAS No. 123 to measure compensation expense for stock option awards for the years ended December 31, 2005 and 2004 (in millions, except per share data):

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2005	2004
Net earnings, as reported	$2,632	$2,665
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	7	7
Pro forma net earnings	$2,625	$2,658

Earnings per share:
Basic - as reported	$1.56	$1.56
Basic - pro forma	$1.56	$1.56

Diluted - as reported	$1.55	$1.55
Diluted - pro forma	$1.55	$1.55

The Company elected to calculate the initial pool of tax benefits resulting from tax deductions in excess of the stock-based employee compensation expense recognized in the statement of earnings under FASB Staff Position 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.”  Under SFAS No. 123(R), tax shortfalls occur when actual tax deductible compensation expense is less than cumulative stock-based compensation expense recognized in the financial statements.  Tax shortfalls of $8 million were recognized for the year ended December 31, 2006, and were recorded in additional paid-in capital.

Note 3.  Asset Impairment, Exit and Implementation Costs:

Restructuring Program:

In January 2004, the Company announced a three-year restructuring program with the objectives of leveraging the Company’s global scale, realigning and lowering its cost structure, and optimizing capacity utilization.  In January 2006, the Company announced plans to expand its restructuring efforts through 2008.  The entire restructuring program is expected to result in $3.0 billion in pre-tax charges reflecting asset disposals, severance and implementation costs.  The decline of $700 million from the $3.7 billion in pre-tax charges previously announced was due primarily to lower than projected severance costs, the cancellation of an initiative to generate sales efficiencies, and the sale of one plant that was originally planned to be closed.  As part of this program, the Company anticipates the closure of up to 40 facilities and the elimination of approximately 14,000 positions.  Approximately $1.9 billion of the $3.0 billion in pre-tax charges are expected to require cash payments.  Pre-tax restructuring program charges, including implementation costs for the years ended December 31, 2006, 2005 and 2004 were $673 million, $297 million and $641 million, respectively.  Total pre-tax restructuring charges incurred since the inception of the program in January 2004 were $1.6 billion.

During 2006, the Company announced a seven-year, $1.7 billion agreement to receive information technology services from Electronic Data Systems (“EDS”).  The agreement, which includes data centers, web hosting, telecommunications and IT workplace services, began on June 1, 2006.  Pursuant to the agreement, approximately 670 employees, who provided certain IT support to the Company, were transitioned to EDS.  As a result of the agreement, in 2006 the Company incurred pre-tax asset impairment and exit costs of $51 million and implementation costs of $56 million related to the transition.  These costs were included in the pre-tax restructuring program charges discussed above.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restructuring Costs:

During 2006, 2005 and 2004, pre-tax charges under the restructuring program of $578 million, $210 million and $583 million, respectively, were recorded as asset impairment and exit costs on the consolidated statements of earnings.  These pre-tax charges resulted from the announcement of the closing of 27 plants since January 2004, of which 8 occurred in 2006, the continuation of a number of workforce reduction programs, and the termination of co-manufacturing agreements in 2004.  Approximately $332 million of the pre-tax charges incurred during 2006 will require cash payments.

Pre-tax restructuring liability activity for the years ended December 31, 2006 and 2005, was as follows:

		Asset
	Severance	Write-downs	Other	Total
	(in millions)
Liability balance, January 1, 2005	$91	$—	$19	$110
Charges	154	30	26	210
Cash spent	(114)		(50)	(164)
Charges against assets	(12)	(30)		(42)
Currency/other	(5)		6	1
Liability balance, December 31, 2005	114	—	1	115
Charges	272	252	54	578
Cash (spent) received	(204)	16	(21)	(209)
Charges against assets	(25)	(268)		(293)
Currency/other	8		(2)	6
Liability balance, December 31, 2006	$165	$—	$32	$197

Severance costs in the above schedule, which relate to the workforce reduction programs, include the cost of related benefits.  Specific programs announced since 2004, as part of the overall restructuring program, will result in the elimination of approximately 9,800 positions.  At December 31, 2006, approximately 8,400 of these positions have been eliminated.  Asset write-downs relate to the impairment of assets caused by the plant closings and related activity.  Other costs incurred relate primarily to contract termination costs associated with the plant closings and the termination of leasing agreements.  Severance costs taken against assets relate to incremental pension costs, which reduce prepaid pension assets.

Implementation Costs:

During 2006, 2005 and 2004, the Company recorded pre-tax implementation costs associated with the restructuring program.  These costs include the discontinuance of certain product lines and incremental costs related to the integration and streamlining of functions and closure of facilities.  Substantially all implementation costs incurred in 2006 will require cash payments.  These costs were recorded on the consolidated statements of earnings as follows:

	2006	2005	2004
	(in millions)
Net Revenues	$—	$2	$7
Cost of sales	25	56	30
Marketing, administration and research costs	70	29	13
Total – continuing operations	95	87	50
Discontinued operations			8
Total implementation costs	$95	$87	$58

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asset Impairment Charges:

During 2006, the Company sold its pet snacks brand and assets, and recorded tax expense of $57 million and incurred a pre-tax asset impairment charge of $86 million in 2006 in recognition of this sale.  In January 2007, the Company announced the sale of its hot cereal assets and trademarks.  In recognition of the anticipated sale, the Company recorded a pre-tax asset impairment charge of $69 million in 2006 for these assets.  These pre-tax asset impairment charges, which included the write-off of a portion of the associated goodwill, and intangible and fixed assets, were recorded as asset impairment and exit costs on the consolidated statement of earnings.

During 2006, the Company completed its annual review of goodwill and intangible assets, and recorded non-cash pre-tax charges of $24 million related to an intangible asset impairment for biscuits assets in Egypt and hot cereal assets in the United States.  Also during 2006, the Company re-evaluated the business model for its Tassimo hot beverage system, the revenues of which lagged the Company’s projections.  This evaluation resulted in a $245 million non-cash pre-tax asset impairment charge related to lower utilization of existing manufacturing capacity.  These charges were recorded as asset impairment and exit costs on the consolidated statement of earnings.  In addition, the Company anticipates that the impairment will result in related cash expenditures of approximately $3 million, primarily related to decommissioning of idle production lines.  During 2005, the Company completed its annual review of goodwill and intangible assets and no charges resulted from this review.  During 2004, the Company recorded a $29 million non-cash pre-tax charge related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico.  A portion of this charge, $17 million, was reclassified to earnings from discontinued operations on the consolidated statement of earnings in the fourth quarter of 2004.  The remaining charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

During 2005, the Company sold its fruit snacks assets and incurred a pre-tax asset impairment charge of $93 million in recognition of the sale.  During December 2005, the Company reached agreements to sell certain assets in Canada and a small biscuit brand in the United States and incurred pre-tax asset impairment charges of $176 million in recognition of these sales.  These transactions closed in 2006.  These charges, which included the write-off of all associated intangible assets, were recorded as asset impairment and exit costs on the consolidated statement of earnings.

In November 2004, following discussions with the Company’s joint venture partner in Turkey and an independent valuation of its equity investment, it was determined that a permanent decline in value had occurred. This valuation resulted in a $47 million non-cash pre-tax charge.  This charge was recorded as marketing, administration and research costs on the consolidated statement of earnings.  During 2005, the Company’s interest in the joint venture was sold.

In June 2005, the Company sold substantially all of its sugar confectionery business for approximately $1.4 billion.  In 2004, as a result of the anticipated transaction, the Company recorded non-cash asset impairments totaling $107 million.  These charges were included in loss from discontinued operations on the consolidated statement of earnings.

In December 2004, the Company announced the sale of its U.S. yogurt assets, which closed in the first quarter of 2005.  In 2004, as a result of the anticipated transaction, the Company recorded asset impairments totaling $8 million.  This charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total:

The pre-tax asset impairment, exit and implementation costs discussed above, for the years ended December 31, 2006, 2005 and 2004, were included in the operating companies income of the following segments:

	For the Year Ended December 31, 2006
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

North America Beverages	$21	$75	$96	$12	$108
North America Cheese & Foodservice	87		87	15	102
North America Convenient Meals	106		106	12	118
North America Grocery	21		21	9	30
North America Snacks & Cereals	39	168	207	16	223
European Union	230	170	400	23	423
Developing Markets, Oceania & North Asia	74	11	85	8	93
Total – Continuing Operations	$578	$424	$1,002	$95	$1,097

	For the Year Ended December 31, 2005
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

North America Beverages	$11	$—	$11	$10	$21
North America Cheese & Foodservice	15		15	4	19
North America Convenient Meals	13		13	7	20
North America Grocery	21	206	227	8	235
North America Snacks & Cereals	6	63	69	26	95
European Union	127		127	20	147
Developing Markets, Oceania & North Asia	17		17	12	29
Total – Continuing Operations	$210	$269	$479	$87	$566

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Year Ended December 31, 2004
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Equity Impairment and Implementation Costs	Total
	(in millions)

North America Beverages	$36	$—	$36	$5	$41
North America Cheese & Foodservice	68	8	76	6	82
North America Convenient Meals	41		41	4	45
North America Grocery	16		16	7	23
North America Snacks & Cereals	222		222	18	240
European Union	180		180	8	188
Developing Markets, Oceania & North Asia	20	12	32	49	81
Total – Continuing Operations	583	20	603	97	700
Discontinued Operations		124	124	8	132
Total	$583	$144	$727	$105	$832

Note 4.  Related Party Transactions:

Altria Group, Inc.’s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology, aviation and tax services.  Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a 5% management fee based on wages and benefits, were $178 million, $237 million and $310 million for the years ended December 31, 2006, 2005 and 2004, respectively.  The Company performed at a similar cost various functions in 2006 and 2005 that previously had been provided by Altria Corporate Services, Inc., resulting in lower service charges in 2006 and 2005.  The Company plans to undertake all remaining services currently provided by Altria Corporate Services, Inc. at a similar cost in 2007.  These costs were paid to Altria Corporate Services, Inc. monthly.  Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided.  The cost and nature of the services are reviewed annually by the Company’s Audit Committee, which is comprised of independent directors.  The effects of these transactions are included in operating cash flows in the Company’s consolidated statements of cash flows.

During 2006, the Company purchased certain real estate and personal property located in Wilkes Barre, Pennsylvania, from Altria Corporate Services, Inc., for an aggregate purchase price of $9.3 million.  In addition, the Company assumed all of Altria Corporate Services, Inc.’s rights under a lease for certain real property located in San Antonio, Texas.  The Company also purchased certain personal property located in San Antonio, Texas from Altria Corporate Services, Inc., for an aggregate purchase price of $6.0 million.

Also, see Note 13. Income Taxes regarding the favorable impact to the Company of the closure of an Internal Revenue Service review of Altria Group, Inc.’s consolidated federal income tax return recorded during 2006.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2005, the Company repatriated certain foreign earnings as part of Altria Group, Inc.’s dividend repatriation plan under provisions of the American Jobs Creation Act.  Increased taxes for this repatriation of $21 million were reimbursed by Altria Group, Inc.  The reimbursement was reported in the Company’s financial statements as an increase to additional paid-in capital.

In December 2005, the Company purchased an airport hangar and certain personal property located at the hangar in Milwaukee, Wisconsin, from Altria Corporate Services, Inc. for an aggregate purchase price of approximately $3.3 million.

In December 2004, the Company purchased two corporate aircraft from Altria Corporate Services, Inc. for an aggregate purchase price of approximately $47 million.  The Company also entered into an Aircraft Management Agreement with Altria Corporate Services, Inc. in December 2004, pursuant to which Altria Corporate Services, Inc. agreed to perform aircraft management, pilot services, maintenance and other aviation services for the Company.

At December 31, 2006 and 2005, the Company had short-term amounts payable to Altria Group, Inc. of $607 million and $652 million, respectively.  The amounts payable to Altria Group, Inc. generally include accrued dividends, taxes and service fees.  Interest on intercompany borrowings is based on the applicable London Interbank Offered Rate.

The fair values of the Company’s short-term amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 5.  Divestitures:

Discontinued Operations:

In June 2005, the Company sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion.  The sale included the Life Savers, Creme Savers, Altoids, Trolli and Sugus brands.  The Company has reflected the results of its sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings.

Summary results of operations for the sugar confectionery business were as follows:

	For the Years Ended December 31,
	2005	2004
	(in millions)

Net revenues	$228	$477

Earnings before income taxes	$41	$103
Impairment loss on assets of discontinued operations held for sale		(107)
Provision for income taxes	(16)
Loss on sale of discontinued operations	(297)
Loss from discontinued operations, net of income taxes	$(272)	$(4)

The loss on sale of discontinued operations, above, for the year ended December 31, 2005, related largely to taxes on the transaction.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other:

During 2006, the Company sold its rice brand and assets, and its industrial coconut assets.  The Company also sold its pet snacks brand and assets in 2006 and recorded tax expense of $57 million related to the sale.  In addition, the Company incurred a pre-tax asset impairment charge of $86 million in 2006 in recognition of this sale.  Additionally, during 2006, the Company sold certain Canadian assets and a small U.S. biscuit brand, and incurred pre-tax asset impairment charges of $176 million in 2005 in recognition of these sales.  Also during 2006, the Company sold a U.S. coffee plant.  The aggregate proceeds received from these sales were $946 million, on which the Company recorded pre-tax gains of $117 million.

During 2005, the Company sold its fruit snacks assets, and incurred a pre-tax asset impairment charge of $93 million in recognition of this sale.  Additionally, during 2005, the Company sold its U.K. desserts assets, its U.S. yogurt assets, a small business in Colombia, a minor trademark in Mexico and a small equity investment in Turkey.  The aggregate proceeds received from these sales were $238 million, on which the Company recorded pre-tax gains of $108 million.

During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway.  The aggregate proceeds received from the sale of these businesses were $18 million, on which pre-tax losses of $3 million were recorded.

The operating results of the other divestitures, discussed above, in the aggregate, were not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6.  Acquisitions:

United Biscuits:

In September 2006, the Company acquired the Spanish and Portuguese operations of United Biscuits (“UB”) and rights to all Nabisco trademarks in the European Union, Eastern Europe, the Middle East and Africa, which UB has held since 2000, for a total cost of approximately $1.1 billion.

The Spanish and Portuguese operations of UB include its biscuits, dry desserts, canned meats, tomato and fruit juice businesses as well as seven manufacturing facilities and 1,300 employees.  From September 2006 to December 31, 2006, these businesses contributed net revenues of approximately $111 million.

The non-cash acquisition was financed by the Company’s assumption of approximately $541 million of debt issued by the acquired business immediately prior to the acquisition, as well as $530 million of value for the redemption of the Company’s outstanding investment in UB, primarily deep-discount securities.  The redemption of the Company’s investment in UB resulted in a pre-tax gain on closing of approximately $251 million ($148 million after-tax or $0.09 per diluted share).

Aside from the debt assumed as part of the acquisition price, the Company acquired assets consisting primarily of goodwill of $734 million, other intangible assets of $217 million, property plant and equipment of $161 million, receivables of $101 million and inventories of $34 million.  These amounts represent the preliminary allocation of purchase price and are subject to revision when appraisals are finalized, which is expected to occur during the first half of 2007.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other:

During 2004, the Company acquired a U.S.-based beverage business for a total cost of $137 million.  The effect of this acquisition was not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 7.  Inventories:

The cost of approximately 41% and 40% of inventories in 2006 and 2005, respectively, was determined using the LIFO method.  The stated LIFO amounts of inventories were approximately $70 million and $71 million higher than the current cost of inventories at December 31, 2006 and 2005, respectively.

Note 8.  Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2006 and 2005, the Company’s short-term borrowings and related average interest rates consisted of the following:

	2006		2005
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
	(in millions)

Commercial paper	$1,250	5.4%	$407	4.3%
Bank loans	465	6.5	398	5.5
	$1,715		$805

The fair values of the Company’s short-term borrowings at December 31, 2006 and 2005, based upon current market interest rates, approximate the amounts disclosed above.

The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper.  At December 31, 2006, the Company had a $4.5 billion, multi-year revolving credit facility that expires in April 2010 on which no amounts were drawn.

The Company’s revolving credit facility, which is for its sole use, requires the maintenance of a minimum net worth of $20.0 billion.  At December 31, 2006, the Company’s net worth was $28.6 billion.  The Company expects to continue to meet this covenant.  The revolving credit facility does not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

In addition to the above, certain international subsidiaries of Kraft maintain credit lines to meet the short-term working capital needs of the international businesses.  These credit lines, which amounted to approximately $1.1 billion as of December 31, 2006, are for the sole use of the Company’s international businesses.  Borrowings on these lines amounted to approximately $200 million and $400 million at December 31, 2006 and 2005, respectively.  At December 31, 2006 the Company also had approximately $0.3 billion of outstanding short-term debt related to its United Biscuits acquisition discussed in Note 6. Acquisitions.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.  Long-Term Debt:

At December 31, 2006 and 2005, the Company’s long-term debt consisted of the following:

	2006	2005
	(in millions)
Notes, 4.00% to 7.55% (average effective rate 5.62%), due through 2031	$8,290	$9,537
7% Debenture (effective rate 11.32%), $200 million face amount, due 2011	170	165
Foreign currency obligations	15	16
Other	24	25
	8,499	9,743
Less current portion of long-term debt	(1,418)	(1,268)
	$7,081	$8,475

Aggregate maturities of long-term debt are as follows (in millions):

2007	$1,418
2008	707
2009	755
2010	2
2011	2,202
2012-2016	2,695
Thereafter	751

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company’s long-term debt, including the current portion of long-term debt, was $8,706 million and $9,945 million at December 31, 2006 and 2005, respectively.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10.  Capital Stock:

The Company’s articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock.  Shares of Class A common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding

Balance at January 1, 2004	555,000,000	(13,062,876)	541,937,124

Repurchase of shares		(21,543,660)	(21,543,660)
Exercise of stock options and issuance of other stock awards		4,961,610	4,961,610

Balance at December 31, 2004	555,000,000	(29,644,926)	525,355,074

Repurchase of shares		(39,157,600)	(39,157,600)
Exercise of stock options and issuance of other stock awards		3,683,281	3,683,281

Balance at December 31, 2005	555,000,000	(65,119,245)	489,880,755

Repurchase of shares		(38,744,248)	(38,744,248)
Exercise of stock options and issuance of other stock awards		4,836,138	4,836,138

Balance at December 31, 2006	555,000,000	(99,027,355)	455,972,645

The Company repurchases its Class A common stock in open market transactions.  In March 2006, the Company completed its $1.5 billion two-year Class A common stock repurchase program, acquiring 49.1 million Class A shares at an average price of $30.57 per share.  During 2006, repurchases under the $1.5 billion program were 8.5 million shares at a cost of $250 million, or $29.42 per share.  Additionally, in March 2006, the Company began a $2.0 billion Class A common stock repurchase program, which is expected to run through 2008.  During 2006, the Company repurchased 30.2 million shares of its Class A common stock, under its $2.0 billion authority, at a cost of $1.0 billion, an average price of $33.06 per share.  During 2005, the Company repurchased 39.2 million shares of its Class A common stock at a cost of $1.2 billion, an average price of $30.65 per share.  During 2004, the Company repurchased 21.5 million shares of its Class A common stock at a cost of $700 million, an average price of $32.49 per share.

Class B common shares issued and outstanding at December 31, 2006 and 2005 were 1.18 billion.  Altria Group, Inc. held 276.5 million Class A common shares and all of the Class B common shares at December 31, 2006.  There are no preferred shares issued and outstanding.  Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each.  Therefore, Altria Group, Inc. held 98.5% of the combined voting power of the Company’s outstanding capital stock at December 31, 2006.  At December 31, 2006, 161,915,095 shares of common stock were reserved for stock options and other stock awards.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11.  Stock Plans:

Under the Kraft 2005 Performance Incentive Plan (the “2005 Plan”), the Company may grant to eligible employees awards of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards based on the Company’s Class A common stock, as well as performance-based annual and long-term incentive awards.  A maximum of 150 million shares of the Company’s Class A common stock may be issued under the 2005 Plan, of which no more than 45 million shares may be awarded as restricted stock.  In addition, in 2006, the Company’s Board of Directors adopted and the stockholders approved, the Kraft 2006 Stock Compensation Plan for Non-Employee Directors (the “2006 Directors Plan”).  The 2006 Directors Plan replaced the Kraft 2001 Directors Plan.  Under the 2006 Directors Plan, the Company may grant up to 500,000 shares of Class A common stock to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries, over a five-year period.  Shares available to be granted under the 2005 Plan and the 2006 Directors Plan at December 31, 2006, were 143,669,750 and 481,555, respectively.  Restricted shares available for grant under the 2005 Plan at December 31, 2006, were 38,669,750.

Generally, stock options are granted at an exercise price equal to the market value of the underlying stock on the date of the grant, become exercisable on the first anniversary of the grant date and have a maximum term of ten years.  However, the Company has not granted stock options to its employees since 2002.

Stock Option Plan

Stock option activity was as follows for the year ended December 31, 2006:

			Average
		Weighted	Remaining	Aggregate
	Shares Subject	Average	Contractual	Intrinsic
	to Option	Exercise Price	Term	Value

Balance at January 1, 2006	15,145,840	$31.00
Options exercised	(1,779,049)	31.00
Options cancelled	(388,640)	31.00
Balance at December 31, 2006	12,978,151	31.00	4 years	$61 million
Exercisable at December 31, 2006	12,978,151	31.00	4	61

The total intrinsic value of options exercised was $6.7 million, $0.6 million and $3.4 million during the years ended December 31, 2006, 2005 and 2004, respectively.

Prior to the initial public offering (“IPO”), certain employees of the Company participated in Altria Group, Inc.’s stock compensation plans.  Altria Group, Inc. does not intend to issue additional Altria Group, Inc. stock compensation to the Company’s employees, except for reloads of previously issued options.  The reload feature on Altria Group, Inc. stock options will cease during 2007.

Pre-tax compensation cost and the related tax benefit for Altria stock option awards for reloads totaled $3 million and $1 million, respectively, for the year ended December 31, 2006.  The fair value of the awards was determined using a modified Black-Scholes methodology using the following weighted average assumptions for Altria Group, Inc. common stock:

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

				Expected	Fair Value
	Risk-Free	Expected	Expected	Dividend	at Grant
	Interest Rate	Life	Volatility	Yield	Date
2006 Altria Group, Inc.	4.87%	4 years	26.73%	4.43%	$12.79
2005 Altria Group, Inc.	3.87	4	32.90	4.43	14.08
2004 Altria Group, Inc.	2.99	4	36.63	5.39	10.30

The Company’s employees held options to purchase the following number of shares of Altria Group, Inc. stock at December 31, 2006:

			Average
		Weighted	Remaining	Aggregate
	Shares Subject	Average	Contractual	Intrinsic
	to Option	Exercise Price	Term	Value
Balance at December 31, 2006	14,525,177	$40.29	3 years	$661 million
Exercisable at December 31, 2006	14,520,835	40.28	3	661

Restricted Stock Plans

The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights.  Such shares and rights are subject to forfeiture if certain employment conditions are not met.  Restricted stock generally vests on the third anniversary of the grant date.

The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period.  The Company recorded pre-tax compensation expense related to restricted stock and rights of $139 million (including the pre-tax cumulative effect gain of $9 million from the adoption of SFAS No. 123(R)), $148 million and $106 million for the years ended December 31, 2006, 2005 and 2004, respectively.  The deferred tax benefit recorded related to this compensation expense was $51 million, $54 million and $39 million for the years ended December 31, 2006, 2005 and 2004, respectively. The unamortized compensation expense related to the Company’s restricted stock and rights was $184 million at December 31, 2006 and is expected to be recognized over a weighted average period of 2 years.

The Company’s restricted stock and rights activity was as follows for the year ended December 31, 2006:

		Weighted-Average
	Number of	Grant Date Fair Value
	Shares	Per Share
Balance at January 1, 2006	15,085,116	$33.80
Granted	6,850,265	29.16
Vested	(4,213,377)	36.29
Forfeited	(2,446,584)	32.07
Balance at December 31, 2006	15,275,420	31.31

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The weighted–average grant date fair value of restricted stock and rights granted during the years ended December 31, 2006, 2005 and 2004 was $200 million, $200 million and $195 million, respectively, or $29.16, $33.26 and $32.23 per restricted share or right, respectively.  The total fair value of restricted stock and rights vested during the years ended December 31, 2006, 2005 and 2004 was $123 million, $2 million and $1 million, respectively.

Note 12.  Earnings Per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)

Earnings from continuing operations	$3,060	$2,904	$2,669
Loss from discontinued operations		(272)	(4)

Net earnings	$3,060	$2,632	$2,665

Weighted average shares for basic EPS	1,643	1,684	1,709

Plus incremental shares from assumed conversions of stock options, restricted stock and stock rights	12	9	5

Weighted average shares for diluted EPS	1,655	1,693	1,714

For the years ended December 31, 2006, 2005 and 2004, the number of stock options excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive was immaterial.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13.  Income Taxes:

Earnings from continuing operations before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
United States	$2,754	$2,774	$2,616
Outside United States	1,262	1,342	1,330
Total	$4,016	$4,116	$3,946

Provision for income taxes:
United States federal:
Current	$613	$876	$675
Deferred	(150)	(210)	69
	463	666	744
State and local	95	115	112
Total United States	558	781	856

Outside United States:
Current	411	466	403
Deferred	(18)	(38)	15
Total outside United States	393	428	418
Total provision for income taxes	$951	$1,209	$1,274

During 2006, the United States Internal Revenue Service concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 and issued a final Revenue Agents Report on March 15, 2006.  Consequently, Altria Group, Inc. reimbursed the Company in cash for unrequired federal tax reserves of $337 million and pre-tax interest of $46 million ($29 million after-tax).  The Company also recognized net state tax reversals of $39 million, resulting in a total net earnings benefit of $405 million for the year ended December 31, 2006.

The loss from discontinued operations for the year ended December 31, 2005, includes additional tax expense of $280 million from the sale of the sugar confectionery business.  The loss from discontinued operations for the year ended December 31, 2004, included a deferred income tax benefit of $43 million.

At December 31, 2006, applicable United States federal income taxes and foreign withholding taxes had not been provided on approximately $3.2 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law.  The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated.  In 2005, the Company repatriated approximately $500 million of earnings under the provisions of the Jobs Act.  Deferred taxes had previously been provided for a portion of the dividends remitted.  The reversal of the deferred taxes more than offset the tax costs to repatriate the earnings and resulted in a net tax reduction of $28 million in the consolidated income tax provision during 2005.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit excluding IRS audit impacts	1.8	1.8	1.8
Benefit principally related to reversal of federal and state reserves on conclusion of IRS audit	(9.4)
Reversal of other tax accruals no longer required	(1.3)	(2.6)	(2.9)
Foreign rate differences, net of repatriation impacts	(0.3)	(2.8)	(0.1)
Other	(2.1)	(2.0)	(1.5)
Effective tax rate	23.7%	29.4%	32.3%

The tax rate in 2006 includes a reimbursement from Altria Group, Inc. in cash for unrequired federal tax reserves of $337 million, and also includes net state tax reversals of $39 million, due to the conclusion of an audit of Altria Group, Inc.’s consolidated federal income tax returns for the years 1996 through 1999 in the first quarter of 2006.  Included within the change in tax rates, among other things, are a benefit of $52 million in 2006 from the resolution of outstanding items in the Company’s international operations, the majority of which occurred in the first quarter.  The tax rate in 2005 includes the settlement of an outstanding U.S. tax claim of $24 million in the second quarter; $82 million from the resolution of outstanding items in the Company’s international operations, the majority of which was in the first quarter, and $33 million of tax impacts associated with the sale of a U.S. biscuit brand.  The 2005 rate also includes a $53 million aggregate benefit from the domestic manufacturers’ deduction provision and the dividend repatriation provision of the Jobs Act.  The tax provision in 2004 includes an $81 million favorable resolution of an outstanding tax item, the majority of which occurred in the third quarter of 2004, and the reversal of $35 million of tax accruals that were no longer required due to tax events that occurred during the first quarter of 2004.

As previously discussed in Note 2. Summary of Significant Accounting Policies, the Company’s adoption of FIN 48 will result in an increase to shareholders’ equity as of January 1, 2007 of approximately $200 million to $225 million.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2006 and 2005:

	2006	2005
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,531	$902
Other	421	691
Total deferred income tax assets	1,952	1,593

Deferred income tax liabilities:
Trade names	(3,746)	(3,966)
Property, plant and equipment	(1,627)	(1,734)
Prepaid pension costs	(161)	(1,081)
Total deferred income tax liabilities	(5,534)	(6,781)

Net deferred income tax liabilities	$(3,582)	$(5,188)

Note 14.  Segment Reporting:

The Company manufactures and markets packaged food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products.  Kraft manages and reports operating results through two units, Kraft North America Commercial and Kraft International Commercial.  Reportable segments for Kraft North America Commercial are organized and managed principally by product category.  Kraft North America Commercial’s segments are North America Beverages; North America Cheese & Foodservice; North America Convenient Meals; North America Grocery; and North America Snacks & Cereals.  Kraft International Commercial’s operations are organized and managed by geographic location.  Kraft International Commercial’s segments are European Union and Developing Markets, Oceania & North Asia.

In October 2005, the Company announced that, effective January 1, 2006, its Canadian business will be realigned to better integrate it into the Company’s North American business by product category.  Beginning in the first quarter of 2006, the operating results of the Canadian business are being reported throughout the North American food segments.  In addition, in the first quarter of 2006, the Company’s international businesses were realigned to reflect the reorganization announced within Europe in November 2005.  The two revised international segments, which are reflected in these consolidated financial statements and notes, are European Union; and Developing Markets, Oceania & North Asia, the latter to reflect the Company’s increased management focus on developing markets.  Accordingly, prior period segment results have been restated.

The Company’s management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.  Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management.  The Company’s assets, which are principally in the United States and Europe, are managed geographically.  The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment data were as follows:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Net revenues:
North America Beverages	$3,088	$3,056	$2,742
North America Cheese & Foodservice	6,078	6,244	6,021
North America Convenient Meals	4,863	4,719	4,445
North America Grocery	2,731	3,024	3,009
North America Snacks & Cereals	6,358	6,250	5,843
European Union	6,672	6,714	6,504
Developing Markets, Oceania & North Asia	4,566	4,106	3,604
Net revenues	$34,356	$34,113	$32,168

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
Operating companies income:
North America Beverages	$205	$463	$469
North America Cheese & Foodservice	886	921	793
North America Convenient Meals	914	793	800
North America Grocery	919	724	1,023
North America Snacks & Cereals	829	930	785
European Union	548	722	690
Developing Markets, Oceania & North Asia	416	400	243
Amortization of intangibles	(7)	(10)	(11)
General corporate expenses	(184)	(191)	(180)
Operating income	4,526	4,752	4,612
Interest and other debt expense, net	(510)	(636)	(666)
Earnings from continuing operations before income taxes and minority interest	$4,016	$4,116	$3,946

The Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 15%, 14% and 14% of consolidated net revenues for 2006, 2005 and 2004, respectively.  These net revenues occurred primarily in the United States and were across all segments.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net revenues by consumer sector, which includes the separation of Foodservice into sector components and Cereals into the Grocery sector, were as follows for the years ended December 31, 2006, 2005 and 2004:

	For the Year Ended December 31, 2006
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$5,491	$4,537	$10,028
Beverages	3,352	3,973	7,325
Cheese & Dairy	4,857	1,557	6,414
Grocery	4,282	799	5,081
Convenient Meals	5,136	372	5,508
Total net revenues	$23,118	$11,238	$34,356

	For the Year Ended December 31, 2005
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$5,372	$4,161	$9,533
Beverages	3,320	3,840	7,160
Cheese & Dairy	4,952	1,568	6,520
Grocery	4,613	876	5,489
Convenient Meals	5,036	375	5,411
Total net revenues	$23,293	$10,820	$34,113

	For the Year Ended December 31, 2004
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$5,106	$3,895	$9,001
Beverages	2,990	3,506	6,496
Cheese & Dairy	4,762	1,455	6,217
Grocery	4,426	882	5,308
Convenient Meals	4,776	370	5,146
Total net revenues	$22,060	$10,108	$32,168

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Items affecting the comparability of the Company’s continuing operating results were as follows:

•                  Asset Impairment, Exit and Implementation Costs – As discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company recorded charges for these items of $1,097 million, $566 million and $700 million for the years ended December 31, 2006, 2005 and 2004, respectively.  See Note 3 for the breakdown of these pre-tax charges by segment.

•                  Gain on Redemption of UB Investment– As more fully discussed in Note 6. Acquisitions, in the third quarter of 2006, the Company acquired the Spanish and Portuguese operations of UB and rights to all Nabisco trademarks in the European Union, Eastern Europe, the Middle East and Africa.  The redemption of the Company’s outstanding investment in UB resulted in a pre-tax gain on closing of approximately $251 million.  This gain is included in the operating companies income of the European Union segment.

•                  Gains/Losses on Sales of Businesses – During 2006, the Company sold its rice brand and assets, pet snacks brand and assets, industrial coconut assets, certain Canadian assets, a small U.S. biscuit brand and a U.S. coffee plant for aggregate pre-tax gains of $117 million.  During 2005, the Company sold its fruit snacks assets, U.K. desserts assets, U.S. yogurt assets, a small business in Colombia, a minor trademark in Mexico and a small equity investment in Turkey for aggregate pre-tax gains of $108 million.  During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway for aggregate pre-tax losses of $3 million.  These pre-tax (gains) losses were included in the operating companies income of the following segments:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)

North America Beverages	$95	$—	$—
North America Cheese & Foodservice	8	(1)
North America Convenient Meals	(226)
North America Grocery	1	2
North America Snacks & Cereals	5
European Union		(114)	(5)
Developing Markets, Oceania & North Asia		5	8
(Gains) losses on sales of businesses	$(117)	$(108)	$3

See Notes 5 and 6, respectively, regarding divestitures and acquisitions.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Depreciation expense from continuing operations:
North America Beverages	$65	$65	$61
North America Cheese & Foodservice	110	113	118
North America Convenient Meals	112	108	97
North America Grocery	68	60	80
North America Snacks & Cereals	202	205	199
European Union	232	233	235
Developing Markets, Oceania & North Asia	95	83	74
Total depreciation expense from continuing operations	884	867	864
Depreciation expense from discontinued operations		2	4
Total depreciation expense	$884	$869	$868

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Capital expenditures from continuing operations:
North America Beverages	$179	$147	$92
North America Cheese & Foodservice	139	133	132
North America Convenient Meals	169	137	130
North America Grocery	65	81	65
North America Snacks & Cereals	160	222	194
European Union	240	292	280
Developing Markets, Oceania & North Asia	217	159	109
Total capital expenditures from continuing operations	1,169	1,171	1,002
Capital expenditures from discontinued operations			4
Total capital expenditures	$1,169	$1,171	$1,006

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill, other intangible assets, net, and prepaid pension assets) were as follows:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Net revenues:
United States	$20,931	$21,054	$20,057
Europe	7,817	7,678	7,205
Other	5,608	5,381	4,906
Total net revenues	$34,356	$34,113	$32,168

Total assets:
United States	$39,595	$42,851	$44,293
Europe	11,420	9,935	10,872
Other	4,559	4,842	4,763
Total assets	$55,574	$57,628	$59,928

Long-lived assets:
United States	$5,885	$6,153	$5,998
Europe	2,528	2,663	3,010
Other	2,009	1,878	1,818
Total long-lived assets	$10,422	$10,694	$10,826

Note 15.  Benefit Plans:

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”).  SFAS No. 158 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost.  The Company adopted the recognition and related disclosure provisions of SFAS No. 158, prospectively, on December 31, 2006.

SFAS No. 158 also requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position for fiscal years ending after December 15, 2008.  The Company’s non-U.S. pension plans (other than Canadian pension plans) are measured at September 30 of each year.  The Company expects to adopt the measurement date provision of SFAS No. 158 and measure these plans as of December 31 of each year beginning December 31, 2008.  The Company is presently evaluating the impact of the measurement date change, which is not expected to be significant.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet at December 31, 2006 was as follows:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
	(in millions)

Deferred income taxes	$386	$1	$387
Total current assets	8,253	1	8,254
Prepaid pension assets	3,468	(2,300)	1,168
Other assets	716	13	729
Total assets	57,860	(2,286)	55,574

Accrued liabilities - other	1,596	8	1,604
Total current liabilities	10,465	8	10,473
Deferred income taxes	5,340	(1,410)	3,930
Accrued pension costs	804	218	1,022
Accrued postretirement health care costs	2,000	1,014	3,014
Other liabilities	1,564	(65)	1,499
Total liabilities	27,254	(235)	27,019

Accumulated other comprehensive losses	(1,018)	(2,051)	(3,069)
Total shareholders’ equity	30,606	(2,051)	28,555
Total liabilities and shareholders’ equity	57,860	(2,286)	55,574

The amounts recorded in accumulated other comprehensive losses at December 31, 2006 consisted of the following:

	U.S. and Non-U.S. Pensions	Postretirement	Postemployment	Total
	(in millions)

Net losses	$(2,864)	$(1,166)	$65	$(3,965)
Prior service cost	(89)	143		54
Net transition obligation	(4)			(4)
Deferred income taxes	1,066	532	(25)	1,573
Amounts to be amortized	(1,891)	(491)	40	(2,342)
Reverse additional minimum pension liability, net of taxes	291			291
Initial adoption of SFAS No. 158	$(1,600)	$(491)	$40	$(2,051)

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees.  Pension coverage for employees of the Company’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements.  In addition, the Company’s U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees.  Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The plan assets and benefit obligations of the Company’s U.S. and Canadian pension plans are measured at December 31 of each year and all other non-U.S. pension plans are measured at September 30 of each year.  The benefit obligations of the Company’s postretirement plans are measured at December 31 of each year.

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of the Company’s pension plans at December 31, 2006 and 2005, were as follows:

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
	(in millions)
Benefit obligation at January 1	$6,305	$6,113	$3,762	$3,472
Service cost	170	165	95	80
Interest cost	354	345	169	170
Benefits paid	(469)	(530)	(221)	(179)
Settlements	45	87	(26)
Actuarial (gains) losses	(132)	118	(40)	403
Currency			256	(207)
Other	13	7	84	23
Benefit obligation at December 31	6,286	6,305	4,079	3,762

Fair value of plan assets at January 1	6,326	6,294	2,764	2,445
Actual return on plan assets	1,002	313	288	400
Contributions	143	230	457	172
Benefits paid	(469)	(508)	(221)	(133)
Currency			185	(113)
Actuarial gains (losses)	25	(3)	(7)	(7)
Fair value of plan assets at December 31	7,027	6,326	3,466	2,764

Net pension asset (liability) recognized at December 31, 2006	$741		$(613)

Funded status (plan assets in excess of (less than) benefit obligations) at December 31, 2005		21		(998)

Unrecognized actuarial losses		2,736		1,108
Unrecognized prior service cost		29		47
Additional minimum liability		(69)		(495)
Unrecognized net transition obligation				6

Net prepaid pension asset (liability) recognized at December 31, 2005		$2,717		$(332)

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $128 million at December 31, 2006 and $2,385 million at December 31, 2005.  These amounts were recognized in the Company’s consolidated balance sheets at December 31, 2006 and 2005, as follows:

	2006	2005
	(in billions)
Prepaid pension assets	$1.2	$3.6
Other accrued liabilities	(0.1)
Accrued pension costs	(1.0)	(1.2)
	$0.1	$2.4

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $5,584 million and $5,580 million at December 31, 2006 and 2005, respectively.  The accumulated benefit obligation for the non-U.S. pension plans was $3,784 million and $3,494 million at December 31, 2006 and 2005, respectively.

For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligations, accumulated benefit obligations and the fair value of plan assets were $247 million, $196 million and $11 million, respectively, as of December 31, 2006 and $268 million, $211 million and $14 million, respectively, as of December 31, 2005.  The majority of these relate to plans for salaried employees that cannot be funded under IRS regulations.  For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,364 million, $1,281 million and $646 million, respectively, as of December 31, 2006, and $2,134 million, $1,993 million and $1,088 million, respectively, as of December 31, 2005.

The following weighted-average assumptions were used to determine the Company’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Discount rate	5.90%	5.60%	4.67%	4.44%
Rate of compensation increase	4.00	4.00	3.00	3.11

The Company’s 2006 year-end U.S. and Canadian plans discount rates were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations.  The 2006 year-end discount rates for the Company’s non-U.S. plans were developed from local bond indices that match local benefit obligations as closely as possible.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
	(in millions)

Service cost	$170	$165	$141	$95	$80	$67
Interest cost	354	345	347	169	170	156
Expected return on plan assets	(504)	(507)	(575)	(203)	(190)	(178)
Amortization:
Unrecognized net loss from experience differences	198	166	89	73	47	32
Prior service cost	5	4	3	8	8	9
Other expense	66	83	41	13	25	7
Net pension cost	$289	$256	$46	$155	$140	$93

During 2006 and 2005, employees left the Company under workforce reduction programs, resulting in settlement losses of $17 million and $10 million, respectively, for the U.S. plans.  In addition, retiring employees elected lump-sum payments, resulting in settlement losses of $49 million, $73 million and $41 million in 2006, 2005 and 2004, respectively.  Non-U.S. plant closures and early retirement benefits resulted in curtailment and settlement losses of $13 million, $25 million and $7 million in 2006, 2005 and 2004, respectively.

The estimated net loss and prior service cost for the combined U.S. and non-U.S. pension plans that is expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2007 are $203 million and $15 million, respectively.

The following weighted-average assumptions were used to determine the Company’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Discount rate	5.60%	5.75%	6.25%	4.44%	5.18%	5.41%
Expected rate of return on plan assets	8.00	8.00	9.00	7.57	7.82	8.31
Rate of compensation increase	4.00	4.00	4.00	3.11	3.11	3.11

The Company’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees.  The Company’s contributions and costs are determined by the matching of employee contributions, as defined by the plans.  Amounts charged to expense for defined contribution plans totaled $84 million, $94 million and $92 million in 2006, 2005 and 2004, respectively.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2006 and 2005, was as follows:

	U.S. Plans		Non - U.S. Plans
Asset Category	2006	2005	2006	2005
Equity securities	72%	74%	57%	60%
Debt securities	28	25	35	34
Real estate			3	3
Other		1	5	3
Total	100%	100%	100%	100%

The Company’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term.  Accordingly, the composition of the Company’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities.  The strategy utilizes indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country.  These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans.  In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.

The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company’s contributions and monthly benefit payments are made.

The Company presently makes, and plans to make, contributions, to the extent that they are tax deductible or do not generate an excise tax liability, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans.  Currently, the Company anticipates making contributions of approximately $16 million in 2007 to its U.S. plans and approximately $157 million in 2007 to its non-U.S. plans, based on current tax law.  However, these estimates are subject to change as a result of many factors, including changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

The estimated future benefit payments from the Company’s pension plans at December 31, 2006, were as follows:

	U.S. Plans	Non – U.S. Plans
	(in millions)
2007	$481	$199
2008	394	203
2009	404	207
2010	419	210
2011	433	216
2012-2016	2,392	1,133

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions)

Service cost	$50	$48	$43
Interest cost	174	170	173
Amortization:
Unrecognized net loss from experience differences	78	61	46
Unrecognized prior service credit	(28)	(26)	(25)
Other	(3)
Net postretirement health care costs	$271	$253	$237

The estimated net loss and prior service cost for the postretirement benefit plans that are expected to be amortized from accumulated other comprehensive income into net postretirement health care costs during 2007 are $67 million and $(26) million, respectively.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”).  The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”).  FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

The Company adopted FSP 106-2 in the third quarter of 2004.  The impact for 2006, 2005 and 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings.  The amounts in the table above reflect the following benefits:

	2006	2005	2004
	(in millions)

Service cost	$7	$7	$3
Interest cost	26	23	10
Amortization of unrecognized net loss from experience differences	26	25	11
Reduction of pre-tax net postretirement healthcare costs and an increase in net earnings	$59	$55	$24

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following weighted-average assumptions were used to determine the Company’s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2006	2005	2004	2006	2005	2004
Discount rate	5.60%	5.75%	6.25%	5.00%	5.75%	6.50%
Health care cost trend rate	8.00	8.00	10.00	9.00	9.50	8.00

In 2007, the discount rate used to determine the Company’s net postretirement cost will be 5.90% for its U.S. plans and 5.00% for its Canadian plans, and the health care cost trend rate will be 8.00% for its U.S. plans and 8.50% for its Canadian plans.

The Company’s postretirement health care plans are not funded.  The changes in the accumulated benefit obligation and net amount accrued at December 31, 2006 and 2005, were as follows:

	2006	2005
	(in millions)

Accumulated postretirement benefit obligation at January 1	$3,263	$2,931
Service cost	50	48
Interest cost	174	170
Benefits paid	(203)	(220)
Plan amendments	(16)	(4)
Medicare Prescription Drug, Improvement and Modernization Act of 2003
Currency	3	2
Assumption changes	13	203
Actuarial losses	(50)	133
Curtailments	(4)
Accrued postretirement health care costs at December 31, 2006	$3,230

Accumulated postretirement benefit obligation at December 31, 2005		3,263

Unrecognized actuarial losses		(1,280)
Unrecognized prior service credit		156

Accrued postretirement health care costs at December 31, 2005		$2,139

The current portion of the Company’s accrued postretirement health care costs of $216 million and $208 million at December 31, 2006 and 2005, respectively, is included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine the Company’s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2006	2005	2006	2005
Discount rate	5.90%	5.60%	5.00%	5.00%
Health care cost trend rate assumed for next year	8.00	8.00	8.50	9.00
Ultimate trend rate	5.00	5.00	6.00	6.00
Year that the rate reaches the ultimate trend rate	2011	2009	2012	2012

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2006:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	14.2%	(11.6)%
Effect on postretirement benefit obligation	11.1	(9.3)

The Company’s estimated future benefit payments for its postretirement health care plans at December 31, 2006, were as follows:

	U.S. Plans	Canadian Plans
	(in millions)

2007	$208	$8
2008	212	8
2009	215	8
2010	216	8
2011	218	9
2012-2016	1,097	48

Postemployment Benefit Plans

Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees.  The cost of these plans is charged to expense over the working life of the covered employees.  Net postemployment costs consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions)

Service cost	$4	$7	$7
Interest cost	4
Amortization of unrecognized net gains	(7)	(7)	(7)
Other expense	236	139	167
Net postemployment costs	$237	$139	$167

As previously discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company announced several workforce reduction programs during 2006, 2005 and 2004, as part of the overall restructuring program.  The cost of these programs, $247 million, $139 million and $167 million in 2006, 2005 and 2004, respectively, is included in other expense, above.

The estimated net gain for the postemployment benefit plans that will be amortized from accumulated other comprehensive income into net postemployment costs during 2007 is $7 million.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s postemployment plans are not funded.  The changes in the benefit obligations of the plans at December 31, 2006 and 2005, were as follows:

	2006	2005
	(in millions)

Accumulated benefit obligation at January 1	$254	$252
Service cost	4	7
Interest cost	4
Restructuring program	247	139
Benefits paid	(243)	(158)
Assumption changes	(39)
Actuarial losses	11	14
Accrued postemployment costs at December 31, 2006	$238

Accumulated benefit obligation at December 31, 2005		254
Unrecognized experience gains		46
Accrued postemployment costs at December 31, 2005		$300

The accumulated benefit obligation was determined using a discount rate of 6.3% in 2006, an assumed ultimate annual turnover rate of 0.3% in 2006 and 2005, assumed compensation cost increases of 4.0% in 2006 and 2005, and assumed benefits as defined in the respective plans.  Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 16.  Additional Information:

The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)

Research and development expense	$419	$385	$388

Advertising expense	$1,396	$1,314	$1,258

Interest and other debt expense, net:
Interest income, Altria Group, Inc. and affiliates	$(47)	$(6)	$(2)
Interest expense, external debt	579	657	679
Interest income	(22)	(15)	(11)
	$510	$636	$666

Rent expense	$441	$436	$448

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2006, were as follows (in millions):

2007	$244
2008	202
2009	147
2010	107
2011	90
Thereafter	140
$930

Note 17.  Financial Instruments:

Derivative financial instruments

The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures.  Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures.  The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes.  Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.  The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness.  Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur.  If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions.  Substantially all of the Company’s derivative financial instruments are effective as hedges.  The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar.  At December 31, 2006 and 2005, the Company had foreign exchange option and forward contracts with aggregate notional amounts of $2.6 billion and $2.2 billion, respectively.  The effective portion of unrealized gains and losses associated with forward and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company’s consolidated statement of earnings.

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by its businesses.  Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee, milk, sugar and cocoa.  In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133.  In addition, commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean oil, natural gas and heating oil.  For qualifying contracts, the effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company’s consolidated statement of earnings when the related inventory is sold.  Unrealized gains or losses on net commodity positions were immaterial at December 31, 2006 and 2005.  At December 31, 2006 and 2005, the Company had net long commodity positions of $533 million and $521 million, respectively.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Ineffectiveness related to cash flow hedges was not material for the years ended December 31, 2006, 2005 and 2004.  At December 31, 2006, the Company was hedging forecasted transactions for periods not exceeding the next fifteen months, and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity.  Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged item.  Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2006, 2005 and 2004, as follows (in millions):

	2006	2005	2004

(Loss) gain as of January 1	$(4)	$6	$1

Derivative losses (gains) transferred to earnings	32	(42)	(1)

Change in fair value	(32)	32	6

(Loss) gain at December 31	$(4)	$(4)	$6

Credit exposure and credit risk

The Company is exposed to credit loss in the event of nonperformance by counterparties.  However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2006.

Fair value

The aggregate fair value, based on market quotes, of the Company’s third-party debt at December 31, 2006, was $10,421 million as compared with its carrying value of $10,214 million.  The aggregate fair value of the Company’s third-party debt at December 31, 2005, was $10,750 million as compared with its carrying value of $10,548 million.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which will be effective for financial statements issued for fiscal years beginning after November 15, 2007.  This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The adoption of this statement will not have a material impact on the Company’s financial statements.

See Notes 4, 8 and 9 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 18.  Contingencies:

Kraft and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought.  While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Third-Party Guarantees

At December 31, 2006, the Company’s third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $21 million, of which $8 million have no specified expiration dates.  Substantially all of the remainder expire through 2016, with no guarantees expiring during 2007.  The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures.  The Company has a liability of $16 million on its consolidated balance sheet at December 31, 2006, relating to these guarantees.

Note 19.  Quarterly Financial Data (Unaudited):

		2006 Quarters
		First	Second	Third	Fourth
		(in millions, except per share data)

	Net revenues	$8,123	$8,619	$8,243	$9,371

	Gross profit	$2,932	$3,184	$3,000	$3,300

	Net earnings	$1,006	$682	$748	$624

	Weighted average shares for diluted EPS	1,662	1,656	1,648	1,642

	Per share data:

	Basic EPS	$0.61	$0.41	$0.46	$0.38

	Diluted EPS	$0.61	$0.41	$0.45	$0.38

	Dividends declared	$0.23	$0.23	$0.25	$0.25

Market price	– high	$31.25	$33.31	$36.47	$36.67
	– low	$27.44	$28.97	$29.50	$33.48

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

		2005 Quarters
		First	Second	Third	Fourth
		(in millions, except per share data)

	Net revenues	$8,059	$8,334	$8,057	$9,663

	Gross profit	$2,955	$3,059	$2,856	$3,398

	Earnings from continuing operations	$699	$758	$674	$773

	Earnings (loss) from discontinued operations	14	(286)

	Net earnings	$713	$472	$674	$773

	Weighted average shares for diluted EPS	1,703	1,698	1,689	1,676

	Per share data:

	Basic EPS:
	Continuing operations	$0.41	$0.45	$0.40	$0.46
	Discontinued operations	0.01	(0.17)
	Net earnings	$0.42	$0.28	$0.40	$0.46

	Diluted EPS:
	Continuing operations	$0.41	$0.45	$0.40	$0.46
	Discontinued operations	0.01	(0.17)
	Net earnings	$0.42	$0.28	$0.40	$0.46

	Dividends declared	$0.205	$0.205	$0.23	$0.23

Market price	– high	$35.65	$33.15	$32.17	$30.80
	– low	$31.34	$30.11	$29.36	$27.88

Basic and diluted EPS are computed independently for each of the periods presented.  Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2006 and 2005, the Company recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2006 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$202	$226	$125	$449

Losses (gains) on sales of businesses	3	8	3	(131)

Gain on redemption of United Biscuits investment			(251)

	$205	$234	$(123)	$318

	2005 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$150	$29	$26	$274

(Gains) losses on sales of businesses	(116)	1		7
	$34	$30	$26	$281

As discussed in Note 13. Income Taxes, the Company has recognized income tax benefits in the consolidated statements of earnings during 2006 and 2005 as a result of various tax events, including a reimbursement from Altria Group, Inc. in cash for unrequired federal tax reserves and net state tax reversals due to the conclusion of an audit of Altria Group, Inc.’s consolidated federal income tax returns for the years 1996 through 1999, and benefits earned under the provisions of the American Jobs Creation Act.

Note 20.  Subsequent Event:

On January 31, 2007, the Altria Group, Inc. Board of Directors announced that Altria Group, Inc. plans to spin off all of its remaining interest (89.0%) in the Company on a pro rata basis to Altria Group, Inc. stockholders in a tax-free transaction.  The distribution of all the Kraft shares owned by Altria Group, Inc. will be made on March 30, 2007 (“Distribution Date”), to Altria Group, Inc. stockholders of record as of the close of business on March 16, 2007.  Based on the number of shares of Altria Group, Inc. outstanding at December 31, 2006, the distribution ratio would be approximately 0.7 shares of Kraft Class A common stock for every share of Altria Group, Inc. common stock outstanding.  Prior to the distribution, Altria Group, Inc. will convert its Class B shares of Kraft common stock, which carry ten votes per share, into Class A shares of Kraft, which carry one vote per share.  Following the distribution, only Class A common shares of Kraft will be outstanding and Altria Group, Inc. will not own any shares of Kraft.

KRAFT FOODS INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Compensation

Holders of Altria Group, Inc. stock options will be treated as stockholders and will, accordingly, have their stock awards split into two instruments. Holders of Altria Group, Inc. stock options will receive the following stock options, which, immediately after the spin-off, will have an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. options:

•                  a new Kraft option to acquire the number of shares of Kraft Class A common stock equal to the product of (a) the number of Altria Group, Inc. options held by such person on the Distribution Date and (b) the approximate distribution ratio of 0.7 mentioned above; and

•                  an adjusted Altria Group, Inc. option for the same number of shares of Altria Group, Inc. common stock with a reduced exercise price.

Holders of Altria Group, Inc. restricted stock or stock rights awarded prior to January 31, 2007, will retain their existing award and will receive restricted stock or stock rights of Kraft Class A common stock.  The amount of Kraft restricted stock or stock rights awarded to such holders will be calculated using the same formula set forth above with respect to new Kraft options.  All of the restricted stock and stock rights will not vest until the completion of the original restriction period (typically, three years from the date of the original grant).  Recipients of Altria Group, Inc. stock rights awarded on January 31, 2007, will not receive restricted stock or stock rights of Kraft.  Rather, they will receive additional stock rights of Altria Group, Inc. to preserve the intrinsic value of the original award.

To the extent that employees of the remaining Altria Group, Inc. receive Kraft stock options, Altria Group, Inc. will reimburse the Company in cash for the Black-Scholes fair value of the stock options to be received.  To the extent that Kraft employees hold Altria Group, Inc. stock options, the Company will reimburse Altria Group, Inc. in cash for the Black-Scholes fair value of the stock options.  To the extent that holders of Altria Group, Inc. stock rights receive Kraft stock rights, Altria Group, Inc. will pay to the Company the fair value of the Kraft stock rights less the value of projected forfeitures.  Based upon the number of Altria Group, Inc. stock awards outstanding at December 31, 2006, the net amount of these reimbursements would be a payment of approximately $133 million from the Company to Altria Group, Inc.  Based upon the number of Altria Group, Inc. stock awards outstanding at December 31, 2006, the Company would have to issue 28 million stock options and 3 million shares of restricted stock and stock rights.  The Company estimates that the issuance of these awards would result in an approximate $0.02 decrease in diluted earnings per share.  However, these estimates are subject to change as stock awards vest (in the case of restricted stock) or are exercised (in the case of stock options) prior to the record date for the distribution.

Other Matters

As previously mentioned in Note 2. Summary of Significant Accounting Policies, the Company is currently included in the Altria Group, Inc. consolidated federal income tax return, and federal income tax contingencies are recorded as liabilities on the balance sheet of Altria Group, Inc.   Prior to the distribution of Kraft shares, Altria Group, Inc. will reimburse the Company in cash for these liabilities, which are approximately $300 million, plus interest.

As previously mentioned in Note 4. Related Party Transactions, a subsidiary of Altria Group, Inc. currently provides the Company with certain services at cost plus a 5% management fee.  After the Distribution Date, the Company will undertake these activities, and services provided by a subsidiary of Altria Group, Inc. will cease in 2007.  All intercompany accounts will be settled in cash.